EDITORIAL CONTACT:                          INVESTOR CONTACT:
Trish Terry                                 Stephen C. Wise
Corporate Affairs                           Chief Financial Officer
925.875.8062                                650.812.6102
tterry@legato.com


FOR IMMEDIATE RELEASE

                      LEGATO ANNOUNCES DEFINITIVE AGREEMENT
                               TO ACQUIRE ONTRACK

           EXPANDS INFORMATION CONTINUANCE INTO DATA RECOVERY SOFTWARE
                              AND SERVICE SOLUTIONS


PALO ALTO, CA--NOVEMBER 18, 1999--Legato Systems, Inc. (NASDAQ:LGTO), the leader in enterprise storage management software, today announced the signing of a definitive agreement to acquire Ontrack Data International, Inc., the world leader in data recovery software and service solutions. The acquisition expands Legato's leadership in data availability and extends the company's information continuance strategy to include premier data recovery software and service solutions. The combination of Legato and Ontrack will allow Legato to offer enterprise customers a new level of data availability to enhance their overall information management plans. This acquisition also gives Legato the desktop tools to aggressively move into the expanding application service provider (ASP) market.

The transaction will be accounted for under purchase accounting, and is expected to close in late January 2000, subject to customary regulatory and shareholder approvals. Legato will issue a combination of approximately 1.485 million shares of Legato stock (or 0.1491 shares for each issued and outstanding share of Ontrack's common stock) and approximately $20 million in cash for all of the outstanding stock of Ontrack Corporation, and will assume its employee options. The value of the transaction, based on Legato's closing price as of November 17, is approximately $134 million. Legato expects that the acquisition of Ontrack Corporation will be accretive to its 2000 earnings, excluding non-recurring merger-related costs and the ongoing amortization associated with the acquisition.

"The combination of Legato and Ontrack will give customers a more complete and more comprehensive set of data and application availability solutions provided by a single, industry-leading company," stated Louis Cole, president and CEO of Legato Systems. "Legato has a long history of providing our customers with leading data recovery solutions. The acquisition of Ontrack greatly extends our

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reach into the growing market for recovering data that has been previously unrecoverable using conventional methods," concluded Cole.

Ontrack Data International is the leading provider of data recovery services and products. It is the only company to perform data recoveries on virtually every type of storage media device, platform and operating system. Ontrack has recovered data remotely and in its labs for more than 100,000 organizations and individuals throughout the world. Ontrack Disk Manager technology is also used on approximately 60 million desktops through several large OEM partners. In addition, Ontrack provides award-winning software tools to help prevent critical data loss and to recover data.

Ontrack has pioneered advances in information management services with specific expertise in Electronic Information Search and Data Conversion Services. Ontrack is uniquely qualified to help customers in these areas because of its ability to respond quickly to a customer's needs and develop tools and processes to extract information.

 "Together, Ontrack and Legato can grow the information management services business more quickly and effectively than as separate companies," said Michael Rogers, CEO, Ontrack Data International. "We plan to aggressively integrate our combined technologies and services to deliver superior products to customers that need to manage and produce valuable electronic data for consumer, business, legal or regulatory purposes."

The acquisition of Ontrack is a natural extension to Legato's leadership in protecting, managing and moving data in heterogeneous environments. Legato is delivering information continuance through solutions that enable data and application availability. This acquisition enables Legato to provide the highest level of service in advanced storage management.

ABOUT LEGATO

Legato Systems, Inc. (NASDAQ: LGTO), is a worldwide leader in the enterprise storage management software market. Helping companies leverage business-critical, corporate data assets, Legato's products and services enable information continuance, a seamless approach to the movement, management and protection of data throughout an enterprise. Founded in 1989, Legato's storage management software products have become the recognized industry standard with the largest installed base representing over 65,000 customers. Legato's products are available through a network of Legato-licensed resellers, integrators and OEM partners and directly from Legato. Legato's corporate headquarters is located at 3210 Porter Drive, Palo Alto, CA 94304. Telephone: 650.812.6000.

ABOUT ONTRACK

Ontrack, a leading provider of data availability software and service solutions, helps customers protect, recover and discover their valuable data. Using its

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hundreds of proprietary tools and techniques, Ontrack is able to recover lost or corrupted data from all operating systems and types of storage devices through its do-it-yourself, remote and in-lab capabilities. Ontrack now offers a line of award-winning software tools to help prevent critical data loss through a broad line of problem solving, file management and productivity utilities. Ontrack can be reached through its World Wide Web site at http://www.ontrack.com or by calling 800-872-2599 (612-937-5161). In addition to its Minneapolis headquarters, Ontrack operates other locations in Los Angeles, Washington, D.C., New York, Tokyo, London, Paris, Stuttgart and Boulder, Colo.

                                      # # #

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical or anticipated results in such statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions generally, including integration of operations, diversion of management's time and attention, risk of a downturn in Legato's or Ontrack's results of operations during the period the merger is pending, and other risks discussed in the "Risk Factors" section of the Company's report filed from time to time with the Securities and Exchange Commission, copies of which are available on request from the Company. This public announcement contains information that is accurate as of November 18, 1999, the date of this public announcement.


The Legato logo design, Legato, Legato NetWorker, SmartMedia, and ClientPak are registered trademarks, and Celestra, Co-StandbyServer, GEMS, and SnapShotServer are trademarks of Legato Systems, Inc. All other brand names or marks are trademarks of their respective owners.